Exhibit 10.11
EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (this “Agreement”) dated as of September 1, 2009 between LEONARD OSSER (the “Executive”) and MILESTONE SCIENTIFIC INC. (the “Company”).
WHEREAS, the Company would like to employ the Executive as its Chief Executive Officer; and
WHEREAS, the Company and the Executive desire to provide for the terms and conditions of the future employment of the Executive by the Company.
NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto agree as follows:
1. New Employment Term and Suspension of Existing Employment Term, etc.
(a) Subject to the terms and conditions hereof, the Company employs the Executive and the Executive accepts such employment for the five year period commencing September 1, 2009 and ending August 31, 2014 (the “New Employment Term”), unless the New Employment Term is extended or terminated as provided in Sections 2 and 7, respectively.
(b) The existing employment term (the “Existing Employment Term”), pursuant to an Employment Agreement dated as of January 1, 2008 between the Executive and the Company (the “2008 Agreement”), is hereby suspended as of the close of business on August 31, 2009 and the 2008 Agreement is hereby held in abeyance as of such date (the “Suspension Date”). Notwithstanding the suspension of the Existing Employment Term and the 2008 Agreement, the Executive shall be entitled to all compensatory and other benefits earned by him under the 2008 Agreement prior to the Suspension Date other than those under the 2008 Agreement or the Employment Agreement dated December 20, 2003 (the “2003 Agreement”) deferred until the expiration of Executive’s employment by the Company. Upon expiration of the Existing Employment Term the 2008 Agreement shall be reinstated and Executive’s employment thereunder shall continue for the remaining 40 months specified under the 2008 Agreement.
2. Renewal. The New Employment Term shall be extended for successive one-year periods unless prior to August 1 of any year, either party notifies the other that he or it chooses not to extend the New Employment Term. By way of example, if neither party makes an election prior to August 1, 2014 then the New Employment Term shall automatically be extended by one additional year to August 31, 2015.
3. Duties and Responsibilities. During the New Employment Term, the Executive shall serve as the Chief Executive Officer of the Company and as the holder of such other senior executive positions consistent therewith as the Board may determine. He shall report to, and be subject to, the direction of the Company’s Board of Directors with such duties and responsibilities as are commensurate with his title and position. The Executive shall work on a substantially full time basis and shall devote his time, energy and attention to the business of the Company; it being understood that Executive’s employment hereunder shall not preclude his working on other non-competitive business matters that do not interfere with his duties hereunder.
4. Compensation.
(a) Basic Compensation. In payment for services to be rendered by the Executive hereunder, the Executive shall be entitled to annual Basic Compensation in cash, less any withholding required by law; of $300,000 per annum, payable monthly or on such more frequent schedule as the Company may elect.
(b) Bonus. The Executive shall be entitled to an aggregate bonus of $400,000 each year during his employment on achieving targets set for each year by the Compensation Committee of the Board of Directors of the Company. The Executive may also receive such other discretionary bonus amounts as the Compensation Committee may determine. The aggregate bonus earned by Executive in any year will be payable one-half (1/2) in cash payable as soon as practicable following the determination of the bonus amount and one-half (1/2) by an allotment of Shares (the “Bonus Shares”) determined (based on a valuation equal to one-half (1/2) of the aggregate bonus amount for such year) and issuable within 15 days after the expiration of the New Employment Term, or any extension thereof, as follows:
The Bonus Shares for each year shall be such number of Shares which, when valued at their average closing price on the American Stock Exchange or on such other market or exchange on which such Shares are then traded which publish actual closing prices, or at the average of the closing bid and asked prices in the absence of closing prices, during the first fifteen (15) trading days of December of each year during the Executive’s employment, shall equal one-half (1/2) of the aggregate bonus amount.

The Executive acknowledges that the Shares issuable under this Section 4(b) will be taken by him for investment and not for distribution thereof and will not be sold or otherwise disposed of in violation of the Securities Act of 1933 as amended and the rules and regulations promulgated thereunder.
(c) Options. If in any year the Executive receives an allotment of Bonus Shares under Section 4(b) above, he shall also be entitled to receive options to purchase two times the number of Bonus Shares included in the allotment. The options shall be issued at the same time that the Bonus Shares are allotted and shall be exercisable at a per share purchase price equal to 100% of fair market value on the date of grant or 110% of fair market value if the Executive is the owner of 10% or more of the Company’s outstanding shares. Such options shall have a five (5) year duration and shall vest and become exercisable to the extent of one-third (1/3) of the options granted at the expiration of each of the first three (3) years from the date of grant. The vested options shall be exercisable only while Executive is employed by the Company or within thirty (30) days after any termination of employment. The options shall contain anti-dilution protection in the event of stock dividends and splits and such other provisions as are customary in option grants of this kind.
(d) Specified Employee. If the Executive is a “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code (the “Code”) (or any successor provision), no payment under this Section 4 or under the provisions for the deferral of compensation under the 2003 Agreement and 2008 Agreement in connection with the Executive’s termination of employment (other than a payment of salary through the date of such termination, and payments on account of termination of employment by reason of death) shall be made until the date which is six (6) months after the date of the termination of the employment of the Executive (or, if earlier, the date of death of the Executive); provided further, if the Company determines based upon written advice of counsel that any such payment if made during the calendar year that includes the termination date would not be deductible in whole or in part by reason of Code § 162(m), such payment shall be made on January 2 of the following calendar year (or such later date as may be required under the preceding proviso if the Executive is a “specified employee”).
5. Expenses. During the New Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established from time to time by the Board of Directors of the Company) in performing services hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.
6. Other Benefits. The Executive shall be entitled to the following additional benefits:
(a) six weeks of paid vacation during each year of the term; it being understood and agreed that Executive shall be entitled to take such additional paid vacation time as does not interfere with the performance of his duties hereunder and as are not reasonably objected to by the Company’s Board of Directors.
(b) Paid holidays in accordance with the Company’s usual holiday schedule plus eight additional paid holiday, or personal days, to be taken at such time as the Executive determines; it being understood and agreed that Executive shall be entitled to take such additional paid holidays or paid personal days as do not interfere with the performance of his duties hereunder and as are not reasonably objected to by the Company’s Board of Directors.
(c) Such major medical, family health and dental coverage benefits and long-term disability group plan coverage generally available to the Company’s officers. To the extent the Executive qualifies, the Executive may participate in, or benefit under, any employee benefit plan, arrangement or perquisite made available by the Company to its key executives.
(d) The Company shall reimburse the Executive for such ordinary and necessary business related expenses as shall be incurred by the Executive in the course of the performance of his duties under this Agreement.
(e) A monthly car allowance in the amount of the monthly rental cost of a luxury sedan or its equivalent plus expenses for business use.

7. Termination. The Executive’s employment hereunder may be terminated under the following circumstances:
(a) The Company shall have the right to terminate the employment of the Executive under this Agreement for disability in the event the Executive suffers an injury, or physical or mental illness or incapacity of such character as to substantially disable him from performing his duties hereunder for a period of more than one hundred eighty (180) consecutive days upon the Company giving at last thirty (30) days written notice of termination; provided, however, that if the Executive is eligible to receive disability payments pursuant to a disability insurance policy or policies paid for by the Company, the Executive shall assign such benefits to the Company for all periods as to which he is receiving payment under this Agreement.
(b) This Agreement shall terminate upon the death of Executive.
(c) The Company may terminate this Agreement at any time for “Cause” because of (i) his being convicted of criminal charges or violating such rules and regulations of the Securities and Exchange Commission as may result in criminal action or material fines against the Company. (ii) Executive’s material breach of any term of this Agreement or (iii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise; provided, in the case or (ii) or (iii), however, that the Company shall not terminate this Agreement pursuant to this Section 7(c) unless the Company shall first have delivered to the Executive a notice which specifically identifies such breach or misconduct, specifies reasonable corrective action and the Executive shall not have cured the breach or corrected the misconduct within fifteen (15) days after receipt of such notice.
(d) The Executive may terminate his employment for “Good Reason” on five days written notice if:
(ii)
he is assigned, without his express written consent, any duties inconsistent with his positions, duties, responsibilities, authority and status with the Company as of the date hereof, or a change in his reporting responsibilities or titles as in effect as of the date hereof, except in connection with the termination of his employment by him without Good Reason; or

(iii)	his compensation is reduced or

(iii)
any purchaser or purchasers of substantially all of the business or assets of the Company do not agree, at or prior to the closing of any such transaction, by agreement in form and substance satisfactory to the Executive to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no sale was consummated.

8. Nondisclosure; Noncompetition.
(a) The Executive agrees not to use or disclose, either while in the Company’s employ or at any time thereafter, except with the prior written consent of the Board of Directors, any trade secrets, proprietary information, or other information that the Company considers confidential relating to processes, suppliers (including but not limited to a list or lists of suppliers), customers (including but not limited to a list or lists of customers), compositions, improvements, inventions, operations, processing, marketing, distributing, selling, cost and pricing data, or master files utilized by the Company, not presently generally known to the public, and which is, obtained or acquired by the Executive while in the employ of the Company.
(b) During his employment and for a period of two years thereafter, the Executive shall not, directly or indirectly; (i) in any manner, engage in any business which competes with any business conducted by the Company (including any subsidiary) and will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with any corporation, firm or business that is so engaged (provided, however, that nothing herein shall prohibit the Executive from owning not more than three percent (3%) of the outstanding stock of any publicly held corporation), (ii) persuade or attempt to persuade any employee of the Company to leave the employ of the Company or to become employed by any other entity, or (iii) persuade or attempt to persuade any current client or former client with leaving, or to reduce the amount of business it does or intends or anticipates doing with the Company.
(c) During his employment with the Company, and for two years thereafter, the Executive shall not take any action which might divert from the Company any opportunity learned about by him during his employment with the Company (including without limitation during the New Employment Term) which would be within the scope of any of the businesses then engaged in or planned to be engaged in by the Company.
(d) In the event that this Agreement shall be terminated, then notwithstanding such termination, the obligations of the Executive pursuant to this Section 8 of this Agreement shall survive such termination.
9. Successors; Binding Agreement.
(a) The Company shall require any purchaser or purchasers of the Company or any purchaser or purchasers of substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets which executes and delivers the agreement provided for in this Section 9(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) This agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such designee, to the Executive’s estate.
10. Amendment; Waiver. No provisions of this Agreement may be modified, supplemented, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.
11. Applicable Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to its conflict of laws principles.
12. Severability of Covenants. In the event that any provision of this Agreement, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall remain in full force and effect and any invalid and enforceable provisions shall be deemed, without further action on the part of the undersigned, modified, amended and limited solely to the extent necessary to render the same valid and enforceable.
13. Remedies.
(a) In the event of a breach or threatened breach of any of the Executive’s covenants under Section 8, the Executive acknowledges that the Company will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach, the Company will be entitled to such equitable and injunctive relief as may be available to restrain the Executive from the violation of the provisions thereof.
(b) Nothing herein shall be construed as prohibiting the Company, on the one hand, and the Executive, on the other hand, from pursuing any remedies available at law or in equity for any breach or threatened breach of the provisions of this Agreement by the other party, including the recovery of damages.
(c) If the Company terminates this Agreement at any time without Cause (as defined above in section 7(c)) or the Executive terminates his employment for a Good Reason (as defined above in Section 7(d)), after January 1, 2008, the Executive shall be entitled under this Section 13(c) to receive an amount equal to the amount of the compensation payments that, but for his termination of employment, would have been payable to the Executive under Section 4(a) as follows:

Termination under Section 13(c)	Compensation under Section 4(a)

Within the first full calendar year of the Executive’s employment	an amount equal to the amount of compensation payments for 4 months

Within the second full calendar year of the Executive’s employment	an amount equal to the amount of compensation payments for 12 months

Within or after the third full calendar year of the Executive’s employment	an amount equal to the amount of compensation payments for one 18 month period

The Executive shall also be entitled to the amounts of any bonus payments under §4(b) for the year of termination to the extent that targets were achieved prior to the date of termination.
(d) The above amounts shall be deemed liquidated damages, and not a penalty. The Executive shall not be required to mitigate the amount of any payment received pursuant to this paragraph nor shall the amount payable under this paragraph be reduced by any compensation earned by the Executive after the date of his termination of employment.

14. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:
If to the Company

addressed to:	Milestone Scientific Inc.
45 KNIGHTBRIDGE ROAD
PISCATAWAY, NEW JERSEY 08854

with a copy to:	Morse, Zelnick, Rose & Lander, LLP
405 PARK AVENUE, SUITE 1401
NEW YORK, NEW YORK 10022
If to the Executive

addressed to:	Mr. Leonard Osser
101 John Dietz Road
PO Box 228
Callicoon Center, NY 12724
or to such other address as the one party shall specify to the other party in writing.
15. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.
IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

MILESTONE SCIENTIFIC INC.
By:	/s/ Leslie Bernhard
Leslie Bernhard, Chairman

/s/ Leonard Osser
Leonard Osser

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